UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005
Encysive Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas	77081
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 713-796-8822
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     Encysive Pharmaceuticals Inc. (the “Company”) provides hereby the following update for certain of its Regulatory and Clinical programs. The Company’s lead drug candidate, Thelin™ (sitaxsentan sodium), is an endothelin receptor antagonist that has successfully completed pivotal Phase III clinical trials for the treatment of pulmonary arterial hypertension (“PAH”), and is under review by the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency. Recently, a regulatory submission for Thelin™ was accepted for review by the Therapeutic Goods Administration (“TGA”) of Australia. The Company’s Common Technical Document, filed with the TGA, seeks approval to market Thelin™ 100 mg as a once daily oral treatment for patients with PAH. The TGA has also granted Encysive priority evaluation for Thelin™.
     The Company also plans to develop Thelin™ more broadly in PAH and to explore indications beyond PAH. One such indication that the Company has been exploring was Interstitial Lung Disease (“ILD”). However, after evaluating recent data in ILD, the Company believes that currently there are no validated endpoints to use in an ILD study over a short period of time, with a small number of subjects. As such, the Company has chosen not to initiate a Phase IIb/III clinical study evaluating Thelin™ in ILD. The Company will continue to evaluate other exploratory studies in this disease area. A planned proof-of-concept study with Thelin in an unnamed chronic indication has cleared FDA review and is expected to enroll its first patient late this year or early in 2006.
     In addition to Thelin™, the Company is also developing a next generation endothelin receptor antagonist, TBC3711. TBC3711 is a more potent and selective ET(A) receptor antagonist with an improved metabolic profile, pre-clinically. The Company has elected to conduct a dose ranging study in resistant hypertension with TBC3711, rather than in PAH as previously indicated. This study has cleared FDA review and is expected to enroll its first patient late this year or early in 2006.
[SIGNATURE PAGE FOLLOWS]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCYSIVE PHARMACEUTICALS INC.
(Registrant)
Date: December 13, 2005
/s/ Stephen L. Mueller

Stephen L. Mueller
Vice President, Finance & Administration, Secretary & Treasurer